AMENDMENT TO

DEVELOPMENT AGREEMENT

        THIS AMENDMENT TO DEVELOPMENT AGREEMENT (“Amendment”) is entered into as of August 4, 2004 (the “Amendment Effective Date”) between REMEDENT USA, INC., a Nevada corporation (the “Company”) and P. Michael Williams, a sole proprietor (“Williams”). shall sometimes be referred to individually as the “Party” and collectively as the “Parties.”

RECITALS

A.	WHEREAS, On March 24, 2004, the Company and Williams entered into that certain Development Agreement (the Agreement”);

B.	WHEREAS, Williams has already received $85,000 from the Company pursuant to Section 2.2 of the Agreement but is requesting additional funding; and

    B.        WHEREAS, the Company and Williams desire to enter into this Amendment;

        NOW THEREFORE, in consideration of the foregoing Recitals, which are incorporated into the operative provisions of this Agreement by this reference, the Parties hereto agree as follows:

    1.        Additional Funding. Although not required by the original Agreement, pursuant to this Amendment, the Company shall pay Williams $28,500 in additional funds (the “Additional Funds”) within 15 days of the Amendment Effective Date. Williams agrees that the Additional Funds will be used only for the purposes of pursuing the Development Program.

    2.        Modifications to Development Program and Development Proposal. The Parties Agree that the Development Period is hereby amended to terminate on [DATE] and the Development Proposal is hereby amended to allow the product being developed by Williams (the “Product”) to use an external battery.

    3.        Additional Terms. In the event Williams is not able to complete the development of the Product to the reasonable satisfaction of the Company by [DATE] (such event being a “Product Completion Failure”), the Warrant issued or owed to Williams pursuant to Section 4.1 of the Agreement shall be automatically cancelled and Williams shall lose all rights to the royalties described in Section 4.2 of the Agreement. Further, on a Product Completion Failure, Williams shall lose the license grants provided to Williams pursuant to Sections 3.4 and 3.5 of the Agreement. On a Product Completion Failure, Williams shall immediately deliver to the Company all Development Program Intellectual Property and the Company shall be free to pursue development of the Product at its discretion without further obligation to Williams. Williams recognizes and acknowledges that the Company would not be entering into this Amendment or paying Williams the Additional Fees without the terms set forth in this Section 3 of the Amendment.

    4.        Negotiated Amendment. The drafting and negotiating of this Amendment has been participated in by each of the Parties and, for all purposes, this Amendment shall be deemed to have been drafted jointly by the Parties.

    5.        Representation by Independent Counsel. Each of the Parties has had the opportunity to, and has had, this Agreement reviewed by their respective attorney. Each of the Parties affirms to the other that they have apprized themselves of all relevant information giving rise to this Amendment and has consulted and discussed with their independent advisors the provisions of this Amendment and fully understands the legal consequences of each provision. Each of the Parties affirms to the other that they have not, and do not, rely upon any representation of advice from the other or from the other Parties’ counsel.

All other terms and conditions of the Agreement shall remain in full force and effect and said Agreement is hereby confirmed and ratified accordingly.

IN WITNESS WHEREOF, Williams and Company have caused this Amendment to be executed as of the date first written above.

Company:	REMEDENT USA, INC. a Nevada corporation

_________________________ By: Guy De Vreese Its: Chairman

Williams:	P. MICHAEL WILLIAMS, a sole proprietor

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